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Exhibit 3.87

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
SCT ACQUISITION, LLC

        THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "Agreement") of SCT ACQUISITION, LLC, a Delaware limited liability company (the "Company") is made and entered into and shall be effective as of the 6th day of December, 2010 (the "Effective Date"), by Charleston Marine Containers, Inc. (the "Member") (who owns Units on the date hereof as shown on Exhibit A).

RECITALS:

        A.    SCT Holdings, LLC and Southside Container & Trailer LLC (the "Original Members") formed the Company as a limited liability company under the laws of the State of Delaware by the filing of the Certificate in accordance with the Act on April 5, 2010.

        B.    The Original Members sold 100% of their respective membership Interests to the Member (the "Sale") pursuant to that certain Acquisition Agreement, dated as of December 6, 2010 (the "Acquisition Agreement"), by and among the Member, the Original Members and the Company.

        C.    In connection with the completion of the Sale, the Member desires to enter into this Agreement for the purposes and in accordance with the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the party hereto, intending to be legally bound, does hereby incorporate the Recitals set forth above and agrees that the operating agreement of the Company shall be as follows:

Article 1.    Definitions.

        Definitions.    For purposes of this Agreement, capitalized terms used herein have the meanings as set forth in this Article 1 or as set forth elsewhere in this Agreement:

          "Act" means the Delaware Limited Liability Company Act, and any successor statute, as amended from time to time.

          "Affiliate(s)" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any Person owning or controlling any of the outstanding voting interests of such Person, (iii) any officer, director, partner, member, trustee, executor, administrator, or other fiduciary of such Person, or (iv) any Person who is an officer, director, partner, member, trustee, executor, administrator, other fiduciary, or holder of any of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Amended and Restated Limited Liability Company Operating Agreement of SCT Acquisition, LLC, as it may be amended from time to time in accordance with the provisions hereof and all exhibits attached hereto.

          "Capital Contribution(s)" means any and all capital contributions of the Member.

          "Certificate" means the Certificate of Formation of the Company as filed with the Secretary of State pursuant to the Act and as accepted by the Secretary of State effective as of April 5, 2010, as it may be amended from time to time thereafter.

          "Code" means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

          "Common Units" is defined in Section 3.3 hereof.

          "Company" means SCT Acquisition, LLC, a Delaware limited liability company, and any successor thereto.

          "Effective Date" is defined in the Preamble.

          "Expenses" is defined in Section 9.3(a) hereof.

          "Indemnitee" is defined in Section 9.1 hereof.

          "Interest(s)" means the entire percentage ownership interest of the Member in the Company, including, without limitation, all rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve as provided herein, which will be represented by Units.

          "Officers" is defined in Section 4.2 hereof.

          "Person(s)" means any individual, company, corporation, limited liability company, partnership, enterprise, trust or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

          "Preferred Units" is defined in Section 3.3 hereof.

          "Proceeding" is defined in Section 9.3(a) hereof.

          "Secretary of State" means the Secretary of State for the State of Delaware.

          "Transfer" means, with respect to the membership Interest, any sale, hypothecation, gift, pledge, assignment, or any other disposition or encumbrance of such membership Interest, whether voluntary, involuntary, or by operation of law.

          "Unit(s)" is defined in Section 3.3 hereof.

Article 2.    Organization.

        2.1    Formation.    The Company has been organized as a Delaware limited liability company as of the date of the filing of the Certificate by the filing of the Certificate under and pursuant to the Act and by entering into this Agreement.

        2.2    Name.    The name of the Company is "SCT Acquisition, LLC" and all Company business shall be conducted in that name or such other names that comply with applicable law as may be determined by the Member from time to time.

        2.3    Purposes.    The purpose of the Company is to conduct any lawful business that the Member reasonably deems necessary or desirable.

        2.4    Location.    The principal offices of the Company shall be at such location or additional locations as may be approved by the Member. The initial registered agent and registered office of the Company shall be as set forth in the Certificate, and may be changed by the Member.

        2.5    Term.    The Company shall continue until dissolved in accordance with the provisions of this Agreement and the Act.

Article 3.    Membership.

        3.1    Members.    The Member of the Company is Charleston Marine Containers, Inc. and the address of the Member is 4820 Eastgate Mall, San Diego, California 92121. The Member shall not be required to make a Capital Contribution. Capital Contributions shall be made from time to time as the Member shall determine. No Person shall be admitted as an additional Member without the written approval of the Member and without agreeing to this Agreement.

        3.2    Liability to Third Parties.    Except to the extent provided by law, the Member shall not be liable for the debts, obligations or liabilities of the Company, including but not limited to any debts, obligations, or liabilities under a judgment, decree, or order of a court.

        3.3    Units.    The membership Interests of the Member shall be represented by common units ("Common Units") and preferred units ("Preferred Units" and, together with the Common Units, the "Units"). Subject to the approval of the Member, the Company may authorize additional classes and series of Units by amending this Agreement in the manner provided by Section 11.3.

Article 4.    Management.

        4.1    General.    The business and affairs of the Company shall be managed by or under the authority of the Member. The Member shall have all of the rights and powers which may be possessed by a "manager" under the Act, and such rights and powers as are otherwise conferred by law or by this Agreement or are necessary, advisable or convenient to the management of the business and affairs of the Company; provided that the Member shall be entitled to delegate authority to Officers and others as set forth herein.

        4.2    Officers.    The Member may appoint a President, Secretary, Chief Financial Officer, one or more Vice Presidents, one or more Assistant Secretaries, and such other officers as may be appointed in accordance with the provisions of this Section 4.2 (any of the foregoing officers, an "Officer"). Any number of offices may be held by the same person. Any such Officers shall serve at the pleasure of the Member, subject to the rights, if any, of an Officer under any contract of employment or other agreement. Each such appointed Officer shall have the power and authority as would normally be vested in a person holding such title or such lesser or greater power and authority as the Member may establish from time to time. Except to the extent provided by law, no Officer shall be personally liable for any debt, obligation or liability of the Company.

        4.3    Liability for Certain Acts.    The Member and Officers shall act in a manner they believe to be in good faith to be in the best interests of the Company and with the care a reasonable person would exercise under similar circumstances. The Member and Officers are not liable to the Company or the Member for any action taken in managing the business or affairs of the Company if they perform the duty of their offices in compliance with the standard contained in this Article 4. The Member and Officers shall not be liable, responsible or accountable in damages or otherwise to the Company or the Member for any act or omission performed or omitted in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority granted by this Agreement and in a manner reasonably believed to be in the best interests of the Company.

Article 5.    Capital Contributions.

        5.1    Capital Contributions.    The Member has received 100% of the membership Interests in the Company, pursuant to the Acquisition Agreement. Upon execution of this Agreement, the Member shall not be required to make a capital contribution. Capital Contributions shall be made from time to time as the Member shall determine are necessary and appropriate.

        5.2    Return of Contributions.    Except as otherwise expressly provided herein, the Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of the Member.

Article 6.    Allocations and Distributions.

        6.1    Allocation of Profits and Losses.    All profits and losses of the Company shall be allocated to the Member.

        6.2    Allocation of Distributions.    All distributions of cash or other assets of the Company shall be made to the Member when and as determined by the Member. Except as provided in the Act or applicable law, the Member shall not be required to return any distribution made by the Company to it.

Article 7.    Internal Accounting and Records.

        7.1    Books of Account and Accounting.    The Company's books and records shall be maintained at the principal place of business of the Company or at the offices of any provider of administrative or similar services to the Company as the Member may select. The financial and accounting books and records of the Company may be maintained in accordance with such accounting procedures and principles as the Member may deem appropriate.

        7.2    Books and Inspections.    The Member shall be granted reasonable access to Company facilities and personnel during normal business hours and with reasonable advance notification.

        7.3    Bank Accounts.    Funds of the Company shall be deposited and maintained solely for the Company in accounts in the Company name in a bank or banks selected by the Member. Withdrawals therefrom shall be made upon approval of the Member and only the Member or its designated representatives shall have the right to grant signing authority to any other Persons.

Article 8.    Transfers of Membership Interest.

        8.1    Transfer for Membership Interest.    The Member may Transfer all or any portion of its membership Interest

Article 9.    Indemnification; Limitations on Liability.

        9.1    Liability of Members and Officers.    Neither the Member nor any Officer (each, an "Indemnitee") shall be liable to the Company or the Member in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which such Indemnitee may do or refrain from doing in connection with the business and affairs of the Company, except to the extent required by the Act or other applicable law. Notwithstanding the foregoing, the protection and benefits afforded to an Officer under this Section 9.1 shall not be construed to eliminate the liability that an Officer would otherwise have to the Company due to the material breach of a separate employment agreement, consulting agreement or similar agreement that such Officer may have with the Company.

        9.2    Generally.

          (a)   The Company, its receiver or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Indemnitee relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Indemnitee in connection with the business of the Company, including attorneys' fees incurred by such Indemnitee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

          (b)   The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Indemnitee who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

        9.3    Advance for Expenses.

          (a)   The Company must, before final disposition of a any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (each, a "Proceeding") advance funds to pay for or reimburse the reasonable Expenses incurred by an Indemnitee who is a party to a Proceeding because it is a Member or Officer if such Indemnitee delivers to the Company a written affirmation of its good faith belief that its conduct does not constitute behavior that would result in liability for (i) intentional misconduct or a knowing violation of law, or (ii) any transaction for which such Indemnitee received a personal benefit in violation or breach of any provision of this Agreement; and such Indemnitee furnishes the Company a written undertaking, executed personally or on its behalf, to repay any advances with interest at a rate per annum equal to the greater of (i) 10% or (ii) the prime rate (as published in the Wall Street Journal) plus 2%, if it is ultimately determined that it is not entitled to indemnification under this Section 9.3 or the Act. For purposes of this Section 9.3, "Expenses" includes all reasonable counsel fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding, including any appeals.

          (b)   The undertaking required by this Section 9.3 must be an unlimited general obligation of the Indemnitee but need not be secured and shall be accepted without reference to the financial ability of the Indemnitee to make repayment. If an Indemnitee seeks to enforce its rights to indemnification in a court, such undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that it is not entitled to indemnification, as to which all rights of appeal have been exhausted or have expired.

        9.4    Insurance.    The Company may purchase and maintain insurance on behalf of any one or more Indemnitees under Section 9 and such other persons as the Member shall determine against any liability which may be asserted against or expense which may be incurred by such person in connection with the Company's activities, whether or not the Company would have the power to indemnify such person against such liability or expense under the provisions of this Agreement. The Company may enter into indemnity contracts with indemnitees and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 9.4 and containing such other procedures regarding indemnification as are appropriate.

        9.5    Indemnification of Employees and Agents.    The Company may indemnify and advance expenses under this Section 9 to an employee, advisor or agent of the Company who is not a Member or Officer to the same extent and subject to the same conditions that a Delaware limited liability company could indemnify and advance expenses to a Member or Officer.

        9.6    Limitations on Liability.    The Member's liability shall be limited as set forth in this Agreement, the Act and other applicable law. The Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided by the Act. The Member shall be entitled to the limitations on liability set forth in the Act.

Article 10.    Dissolution and Termination.

        10.1    Dissolution.    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

          (a)   when dissolution is approved by the Member; or

          (b)   the entry of a decree of judicial dissolution by a court of competent jurisdiction.

Upon the occurrence of any of the foregoing events, the Company shall dissolve unless the Member decides, within ninety (90) days subsequent to the occurrence of any such event, to continue the business of the Company in accordance with this Agreement and the Act.

        10.2    Liquidation and Termination.

          (a)    Business Affairs of the Company.    Upon dissolution of the Company, no further business transactions, except those necessary for the winding up of the Company's business by the Member, shall be undertaken in the name of the Company.

          (b)    Liquidation and Termination.    Upon dissolution of the Company, the Member shall attempt to sell all the assets of the Company (except cash and other immediately available funds), at such prices and on such terms as it may deem appropriate in their reasonable discretion, and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act, all in the exercise of their best business judgment under the circumstances then presented and as it deems to be in the best interests of the Member. The costs of liquidation shall be borne by the Company as an expense. Until final distribution, the Member shall continue to manage and operate the Company. As promptly as possible after dissolution and, again, after final liquidation, the Member shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable. The Member also shall pay, satisfy, or discharge from the Company's funds, all of the debts, liabilities, and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for the payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as they may reasonably determine). A reasonable time shall be allowed for the orderly liquidation of the assets of the Company, payments to creditors, and the distribution of the remaining assets to the Member.

        10.3    Distributions in Liquidation.    The proceeds from the liquidation of the Company pursuant to Section 10.2 shall be distributed in the following order of priority:

          (a)   as contemplated by Section 10.2(b) above, to the payment and discharge of all of the Company's debts and liabilities to persons or entities other than the Member or its Affiliates;

          (b)   to the setting up of such reserves as the Member deems necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the business of the Company; provided, however, that any such reserves shall be paid over to an escrow agent to be held by such agent for a reasonable period of time and for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies and, at the expiration of such period of time, to distribute the balance thereafter remaining in the manner hereinafter provided; and

          (c)   to the Member.

The distribution of cash and/or property to the Member in accordance with the provisions of this Section 10.3 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest. Except as provided by law or as expressly provided in the

Agreement, upon dissolution the Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company's property remaining after the payment or discharge of debts and liabilities of the Company is insufficient to return the Capital Contributions of the Member, such Member shall have no recourse against the Company or any of its Affiliates.

        10.4    Effect of Dissolution.    Upon dissolution, the Company shall cease to carry on its business, except as permitted herein and as permitted under the Act. Upon dissolution, the Member shall file a statement of commencement of winding up pursuant to the Act and take any other actions required by the Act. Upon completion of the winding up, liquidation, and distribution of the assets of the Company as provided herein, the Company shall be deemed terminated. When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed as provided herein, a certificate of cancellation may be executed and filed with the Secretary of State in accordance with the Act.

Article 11.    Miscellaneous Provisions.

        11.1    Notices.    All notices, offers, demands, or requests provided for or permitted to be given pursuant to the Agreement must be in writing and shall be deemed to have been properly given and received (a) when personally delivered to the party entitled thereto; (b) when actually received when a copy thereof has been sent by facsimile transmission or by scan and e-mail; (c) if deposited with Federal Express or any other recognized overnight parcel carrier, upon actual receipt or refusal to accept delivery thereof; or (d) by depositing the same in the United States mail, first class mail postage prepaid, to the address set forth on the signature page hereto or otherwise designated in writing to the Company and the Member. Whenever any notice is required to be given by law, the Certificate or the Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

        11.2    Entire Agreement and Amendment.    The Agreement represents the entire agreement between the parties hereto relative to the subject matter hereof and supersedes any and all prior negotiations, understandings, or agreements in regard thereto. Variations, modifications, or changes herein or hereof shall be binding upon the Company and the Member only when an amendment hereto has been adopted as provided in this Agreement.

        11.3    Amendment of this Agreement and the Certificate; Reorganization.    Any amendment to or modification of the Agreement or the Certificate approved by the Member shall be in writing and shall be effective and binding on the Company and the Member.

        11.4    Effect of Waiver or Consent.    A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

        11.5    Binding Agreement.    Subject to the restrictions on transfers and encumbrances set forth herein, the Agreement shall inure to the benefit of and be binding upon the undersigned parties and their respective permitted legal representatives, successors and assigns.

        11.6    Equitable Remedies.    The rights and remedies hereunder shall be cumulative and not be mutually exclusive (i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof). Each party hereto confirms that damages at law may be an inadequate remedy for a breach or threatened breach of the Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder (except as expressly provided otherwise herein) shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof; it being the intention of this provision to make clear the agreement of the parties hereto that the respective rights and obligations of the parties hereunder shall be enforceable in equity as well as at law or otherwise.

        11.7    Severability.    The invalidity or unenforceability of any one or more of the particular provisions of this Agreement shall not affect the enforceability of the other provisions hereof, all of which are inserted conditionally on their being valid in law, and in the event one or more provisions contained herein shall be invalid, the Agreement shall be construed as if such invalid provision had not been inserted, and if such invalidity shall be caused by any value, any price, the length of any period of time, the size of any area, or the scope of activities set forth in any provision hereof, such value, price, period of time, area, or scope shall be considered to be adjusted to a value, price, period of time, area, or scope which would cure such invalidity. The parties hereto agree that the covenants and obligations contained in the Agreement are severable and divisible, that none of such covenants or obligations depend on any other covenant or obligation for their enforceability, that each such covenant and obligation constitutes an enforceable obligation between the Company and the Member, that each such covenant and obligation shall be construed as an agreement independent of any other provision of the Agreement, and that the existence of any claim or cause of action by one party to the Agreement against another party to the Agreement, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by any party to the Agreement of any such covenants or obligations.

        11.8    Construction.    The Section and Subsection headings of the Agreement are provided only for convenience of reference; they are not a part of the Agreement and shall be ignored in its construction. Except where otherwise clearly indicated by the context, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular and the masculine and neuter shall include feminine and neuter.

        11.9    Counterparts.    The Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

        11.10    Facsimiles and E-Signatures.    Facsimiles of signatures and scanned and e-mailed signatures shall be deemed to be originals.

        11.11    Creditors.    None of the provisions of the Agreement shall be for the benefit of or enforceable by any creditor of the Company or any creditor of the Member.

        11.12    No Third Party Beneficiaries.    No Person who is not a signatory to this Agreement shall be permitted to rely upon or otherwise enforce any provision contained in this Agreement on the grounds that such person is a third party beneficiary of this Agreement.

        11.13    Further Assurances.    In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of the Agreement and those transactions.

        11.14    Dispute Resolution.

          (a)    Choice of Law.    This Agreement is to be construed and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each party hereto irrevocably agrees that any legal action or proceeding arising out of or in connection with this

  Agreement may be brought in any state or federal court located in Delaware (or in any court in which appeal from such courts may be taken), and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such action, suit or proceeding.

          (b)    JURY TRIAL WAIVER.    THE COMPANY, THE MEMBER AND TRANSFEREE OF UNIT(S) OR RIGHTS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY UNITS OR RIGHTS.

[Signatures On Next Page]

        IN WITNESS WHEREOF, the Member, intending to be legally bound and to bind the Company, has executed this Amended and Restated Limited Liability Company Operating Agreement on its own behalf and on behalf of the Company as of the date first set forth above.

Company:
SCT ACQUISITION, LLC
By:	Charleston Marine Containers, Inc., its Member
By:	/s/ Laura L. Siegal
Name:	Laura L. Siegal
Title:	Vice President, Corporate Controller, Secretary & Treasurer, Charleston Marine Containers, Inc.
Member:
CHARLESTON MARINE CONTAINERS, INC.
By:	/s/ Laura L. Siegal
Name:	Laura L. Siegal
Title:	Vice President, Corporate Controller, Secretary & Treasurer, Charleston Marine Containers, Inc.
Address:	4820 Eastgate Mall, San Diego, CA 92121

 EXHIBIT A

Member Name and Address	Interest	Common Units	Preferred Units
Charleston Marine Containers, Inc. c/o Kratos Defense & Security Solutions, Inc. 4820 Eastgate Mall San Diego, California 92121 Attn: General Counsel's Office Fax: (858) 812-7303	100%	225	900

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  Exhibit 3.87
AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF SCT ACQUISITION, LLC
RECITALS
EXHIBIT A